Exhibit 10.21

AMBER ROAD, INC.
2012 Omnibus Incentive Compensation Plan
Employee Performance Shares Award Agreement (Replacement)
Amber Road, Inc., a Delaware corporation (the “Company”), hereby awards [______________] (the “Grantee”) [_______] performance shares (the “Performance Shares”) as of [_______ ___, 2017 (the “Grant Date”), subject to the terms and conditions set forth in this Performance Shares Award Agreement (the “Award Agreement”) and the Company’s 2012 Omnibus Incentive Compensation Plan.
1.General. The Performance Shares are granted to the Grantee under the Company’s 2012 Omnibus Incentive Compensation Plan, as amended and restated March 10, 2017 (the “Plan”). All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Award Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. This Award Agreement shall also be subject to the rules and regulations under the Plan adopted from time to time by the Committee and the decisions and determinations of the Committee shall be final and binding.
2. Nontransferability. The Grantee may not transfer the Performance Shares or any rights hereunder to any third party. Any purported transfer or encumbrance in violation of the provisions of this Paragraph 2, shall be void ab initio, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.
3. Vesting and Forfeiture. Subject to Paragraph 4 below, the percentage of the Grantee’s Performance Shares that vest (the “Vested Percentage”) will be the percentage indicated in the table below based on the Committee approved Adjusted EBITDA of the Company on a consolidated basis for fiscal year [____] if the Grantee remains in continuous employment with the Company (or any of its Subsidiaries) through the date the Committee certifies the Adjusted EBITDA for fiscal year [____] and authorizes the issuance of Performance Shares to the Grantee pursuant to this Award Agreement (the “Determination Date”). The Determination Date will not occur until after the Company releases its Form 10-K for fiscal year [____].

Fiscal Year [___] Adjusted EBITDA ($ millions)	Vested Percentage
Equal to or greater than $[___]	[___]%
Greater than $[___], but less than $[___]	[_]:1 accelerator
$[___]	100%
Greater than $[___], but less than $[___]	[_]:1 decelerator
$[___] or less	0%

The threshold, target and cap for the Vested Percentage are a respective Adjusted EBITDA of $[___] ([___]% of target), $[___] ([___]% of target) and $[___] ([___]% of target). If Adjusted EBITDA for fiscal year [___] exceeds $[___], but is less than $[___], or if Adjusted EBITDA for fiscal year [___] exceeds $[___] but is less than $[___], the Vested Percentage will be determined by accelerator / decelerator interpolation. The Grantee will forfeit all of his/her Performance Shares and the Grantee will not be entitled to receive any Shares in settlement of such Performance Shares if the Grantee ceases to be employed by the Company or any of its Affiliates at any time prior to the Determination Date or if the Company’s Adjusted EBITDA for fiscal year [___] is $[___] or less. If a Change in Control occurs prior to the Determination Date, the Committee may, as set forth in Section 3.4 of the Plan, authorize issuance of Performance Shares either (i) pro rata based on the elapsed period of time within the specified performance period, or (ii) actual performance through the date on which the Change in Control is consummated.

4. Adjustments. In addition to any adjustment to the number of Performance Shares pursuant to Section 4.2(a) of the Plan, in the event of any corporate acquisitions or dispositions by the Company or any of its subsidiaries (whether by means of a merger or consolidation, by purchase or sale of stock or assets or by spinoff or any similar transaction) that occurs after the Grant Date (a “Corporate Transaction”), the Committee may, in its sole and absolute discretion, adjust the Adjusted EBITDA objectives or exclude Adjusted EBITDA from any entity or business acquired by the Company in a Corporate Transaction or otherwise increase or decrease the number of Shares issued upon settlement of the Performance Shares to reflect the impact that such Corporate Transaction may have on the Company’s Adjusted EBITDA for fiscal year [___].
5. Settlement. On or as soon as practicable after the Determination Date, the Company shall settle the Performance Shares granted herein by issuing to the Grantee the number of Shares equal to the number of Performance Shares granted hereunder multiplied by the Grantee’s Vested Percentage, rounded down to the next whole Share.
6. Miscellaneous.
(a) Written Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Award Agreement to the extent that the amendment is applicable hereto. This Award Agreement shall be binding upon the heirs, executors, administrators and successors of the Company and the Grantee. No amendment or alteration of this Award Agreement that may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company. Except as provided in Paragraph 4, no amendment, alteration, suspension or termination of this Award Agreement that may materially impair the rights of the Grantee with respect to the Performance Shares shall be valid unless expressed in a written instrument executed by the Grantee.
(b) No Promise of Employment. Neither this Award Agreement nor the Performance Shares granted hereunder shall constitute or be evidence of any agreement or understanding, express or implied, that the Grantee has a right to continue as an employee of the Company or any Affiliate for any period of time, or at any particular rate of compensation.
(c) Governing Law. The validity, construction, and effect of this Award Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable United States federal law.
(d) Unfunded Obligations. The grant of the Performance Shares and any provision for distribution of Shares in settlement of the Grantee’s Performance Shares granted hereunder shall be by means of bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against any, specific assets of the Company, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee’s entitlement to any distribution hereunder, the Grantee shall be a general creditor of the Company.
(e) Tax Withholding. The Grantee shall make such arrangements with the Company as may be necessary to satisfy applicable tax withholding obligations in accordance with Section 18.1(a) of the Plan.
(f) Shareholder Rights. The Grantee and any beneficiary shall not have any rights with respect to Shares (including voting rights) covered by this Award Agreement prior to the settlement of the Performance Shares and distribution of the Shares as specified herein.
IN WITNESS WHEREOF, AMBER ROAD, INC. has caused this Award Agreement to be executed by the undersigned duly authorized officer.
AMBER ROAD, INC.

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